Exhibit 99.1

A. H. BELO CORPORATION

FOR IMMEDIATE RELEASE Monday, April 30, 2012 5:00 A.M. CDT

A. H. Belo Corporation Announces First Quarter 2012 Financial Results

DALLAS – A. H. Belo Corporation (NYSE: AHC) today reported a net loss of $0.18 per share for the first quarter of 2012 compared to a net loss of $0.31 per share in the first quarter of 2011. The first quarter 2012 net loss includes gains totaling $0.5 million from the Company’s disposition of certain real estate assets in Dallas.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $5.1 million in the first quarter of 2012, an increase of 82 percent compared to the first quarter of 2011. When pension expense is added back to EBITDA (“Adjusted EBITDA”) in both periods, Adjusted EBITDA in the first quarter was $6.1 million, an increase of 36 percent compared to the prior year period.

As of March 31, 2012, cash and cash equivalents were $55.7 million, and the Company had no borrowings under its bank credit facility.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “First quarter Adjusted EBITDA performance exceeded our internal expectations by a large margin due to expense containment. 508 Digital, our new digital business focused on small and medium businesses in Dallas, completed its first round of sales training at the end of March and launched sales teams into the market. We are pleased with the startup guidance provided by our partner, Hearst Corporation, and the early financial results. Our second wave of sales teams is now on the field.”

Decherd continued, “On this afternoon’s conference call, Jim Moroney, Publisher and Chief Executive Officer of The Dallas Morning News, will discuss key takeaways from the first year of The Morning News’ subscriber content initiative, and The Morning News’ subscriber content priorities for 2012.”

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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201

www.ahbelo.com    Deliveries    508 Young Street    Dallas, TX 75202

A. H. Belo Corporation Announces First Quarter 2012 Financial Results

April 30, 2012

Page Two

First Quarter Results

Total revenue was $104.8 million in the first quarter of 2012, a decrease of 7 percent compared to the prior year period. Excluding the impact of advertising related to the Super Bowl in Dallas during the first quarter of 2011, total revenue decreased 5 percent in the first quarter of 2012.

Advertising revenue, including print and digital revenues, decreased 12 percent – with the smallest percentage decrease at The Providence Journal followed by The Press-Enterprise and The Dallas Morning News. Excluding the impact of advertising related to the Super Bowl, advertising revenue, including print and digital revenues, decreased 10 percent – with the smallest percentage decrease at The Dallas Morning News followed by The Providence Journal and The Press-Enterprise. Display advertising revenue decreased 18 percent to $19.4 million, and preprint revenue decreased 6 percent to $18.9 million. Classified revenue decreased 10 percent to $13.9 million. As expected, digital revenue decreased 11 percent to $7.8 million. Excluding the impact of a discontinuation of a revenue allocation to digital and the Super Bowl, digital revenue was flat in the first quarter of 2012 compared to the prior year period.

In the third quarter of 2011, The Morning News discontinued the niche publication Quick. When Quick’s advertising revenue in the first quarter of 2011 is excluded, advertising revenue from ongoing niche publications increased 2 percent in the first quarter of 2012. This increase resulted from higher advertising revenue at The Morning News’ Spanish-language publication Al Día. Advertising revenue from niche publications is a component of the display, preprint, classified and digital revenue figures presented above.

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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201

www.ahbelo.com    Deliveries    508 Young Street    Dallas, TX 75202

A. H. Belo Corporation Announces First Quarter 2012 Financial Results

April 30, 2012

Page Three

Circulation revenue decreased 1 percent to $34.7 million in the first quarter of 2012 compared to the prior year period. Excluding $0.9 million of circulation revenue resulting from The Providence Journal’s transition from a carrier to a distributor circulation model in 2011, total circulation revenue decreased 4 percent to $33.8 million.

Printing and distribution revenue increased 10 percent to $10.1 million in the first quarter of 2012 due primarily to new contracts at The Providence Journal. During the first quarter, The Press-Enterprise reached agreement with the North County Times for The Press-Enterprise to print the North County Times beginning in June.

Total consolidated operating expense in the first quarter was $109.1 million. Excluding the effect of pension expense in both periods, operating expense in the first quarter was $108.1 million, an 8 percent decrease compared to the prior year period as salaries and wages, newsprint, outside services and advertising expenses all decreased. First quarter severance and related expenses totaled $0.2 million.

The Company’s newsprint expense in the first quarter was $9.5 million, a decrease of 12 percent compared to the prior year period. Newsprint consumption dropped 11 percent to 15,041 metric tons. Compared to the prior year period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint were flat.

Excluding the effect of pension expense in both periods, first quarter corporate and non-operating unit expenses were $7.7 million, a decrease of 8 percent compared to the prior year period.

Capital expenditures totaled $1.8 million in the first quarter. The Company anticipates full-year 2012 capital expenditures in the $8 to $10 million range.

As of March 31, 2012, A. H. Belo had approximately 2,000 full-time equivalent employees, a decrease of approximately 14 percent compared to the prior year period.

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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201

www.ahbelo.com    Deliveries    508 Young Street    Dallas, TX 75202

A. H. Belo Corporation Announces First Quarter 2012 Financial Results

April 30, 2012

Page Four

Executive Changes

The Dallas Morning News recently retained executive search firms to assist The Morning News with hiring two key executives, a Vice President/Sales and a Vice President/Marketing, both reporting to Jim Moroney. The current head of the sales department, Cyndy Carr, is leaving The Morning News to join a startup. The Vice President/Marketing position will focus on consumer marketing, data analytics, and print and digital subscriber acquisition and retention.

Moroney said, “Cyndy’s work in re-organizing and re-constituting The Dallas Morning News’ sales department over the past three years has been invaluable, and we wish her success in her new business venture. I am excited about the opportunity to recruit two new senior leaders who can continue to leverage the strong assets of The Morning News.”

Pension Plans

At the start of the second quarter, the Company voluntarily contributed $10 million to its defined benefit pension plans. Provided aggregate discount rates stabilize and investment performance meets or exceeds expectations, the Company does not anticipate making further voluntary contributions to its pension plans in 2012 or 2013.

In April, the Company also made a required quarterly contribution of $4.6 million and accelerated payment of its $3.4 million required quarterly contribution due in September 2012.

As a result of the $10 million voluntary contribution, the accelerated September

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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201

www.ahbelo.com    Deliveries    508 Young Street    Dallas, TX 75202

A. H. Belo Corporation Announces First Quarter 2012 Financial Results

April 30, 2012

Page Five

payment and other factors, the Company anticipates that its required 2012 cash contributions to the pension plans will be reduced by $1.9 million. The estimated total required cash contribution to the pension plans in 2012 is $22.6 million, significantly below the Company’s previous estimates.

Non-GAAP Financial Measures

Reconciliations of net loss to EBITDA and Adjusted EBITDA are included as exhibits to this release.

Conference Call

A. H. Belo will conduct a conference call today at 1:30 p.m. CDT to discuss first quarter 2012 financial results and The Dallas Morning News’ subscriber content initiative. Before the market opens, A. H. Belo will post a presentation about The Morning News’ subscriber content initiative on the Company’s website under the Investor Relations section (www.ahbelo.com/invest), and this presentation will be referenced during the conference call. The conference call will be available via webcast under the Investor Relations section of the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1074 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from approximately 3:30 p.m. CDT on April 30 until 11:59 p.m. CDT on May 7, 2012. The access code for the replay is 243285.

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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201

www.ahbelo.com    Deliveries    508 Young Street    Dallas, TX 75202

A. H. Belo Corporation Announces First Quarter 2012 Financial Results

April 30, 2012

Page Six

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes niche publications targeting specific audiences, and its investments and/or partnerships include Classified Ventures, owner of Cars.com, and the Yahoo! Newspaper Consortium. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, Vice President/Investor Relations and Strategic Analysis, at 214-977-4810.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201

www.ahbelo.com    Deliveries    508 Young Street    Dallas, TX 75202

A. H. Belo Corporation

Condensed Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts (unaudited)	2012	2011

Net operating revenues
Advertising	$60,077	$67,936
Circulation	34,655	35,052
Printing and distribution	10,102	9,187

Total net operating revenues	104,834	112,175

Operating costs and expenses
Salaries, wages and employee benefits	46,005	50,495
Other production, distribution and operating costs	40,696	45,652
Newsprint, ink and other supplies	13,972	14,502
Depreciation	7,113	7,583
Amortization	1,310	1,310

Total operating costs and expenses	109,096	119,542

Loss from operations	(4,262)	(7,367)

Other (expense) income, net
Interest expense	(136)	(207)
Other income, net	907	1,267

Total other (expense) income, net	771	1,060

Earnings
Loss before income taxes	(3,491)	(6,307)
Income tax expense	402	420

Net loss	$(3,893)	$(6,727)

Net loss per share:
Basic and diluted	$(0.18)	$(0.31)

Average shares outstanding:
Basic and diluted	21,688	21,383

A. H. Belo Corporation

Condensed Consolidated Balance Sheets

In thousands (unaudited)	March 31, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$55,701	$57,440
Accounts receivable, net	37,377	50,533
Other current assets	24,295	20,225

Total current assets	117,373	128,198
Property, plant and equipment, net	158,037	163,418
Intangible assets, net	40,222	41,532
Other assets	11,286	11,940

Total assets	$326,918	$345,088

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$13,687	$18,062
Accrued expenses	25,633	30,167
Advance subscription payments	24,181	22,491

Total current liabilities	63,501	70,720

Pension liabilities	140,270	145,980
Other liabilities	6,039	6,909
Total shareholders’ equity	117,108	121,479

Total liabilities and shareholders’ equity	$326,918	$345,088

A. H. Belo Corporation

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three months ended March 31,
In thousands (unaudited)	2012	2011

AS REPORTED
Net loss	$(3,893)	$(6,727)
Addback:
Depreciation and amortization	8,423	8,893
Interest expense	136	207
Income tax expense	402	420

EBITDA (1)	5,068	2,793

Addback:
Pension expense	1,036	1,685

Adjusted EBITDA (1)	$6,104	$4,478

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net loss. Adjusted EBITDA is calculated by adding pension expense, non-cash impairment expense and net investment-related losses recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company's financial performance and to assist with performance comparisons against its peer group of companies and other decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.